Exhibit 10.1

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS.  ASTERISKS DENOTE OMISSIONS.

RESEARCH AND DEVELOPMENT AGREEMENT

BY AND BETWEEN

ZBB Energy Corporation

AND

LOTTE Chemical Corporation

December 16, 2013

RESEARCH AND DEVELOPMENT AGREEMENT

RESEARCH AND DEVELOPMENT AGREEMENT

THIS RESEARCH AND DEVELOPMENT AGREEMENT (“Agreement”), effective the 16th day of December, 2013 (the “Effective Date”), is by and between LOTTE CHEMICAL CORPORATION (“LOTTE”), a division of LOTTE Group, a Korean company having its place of business at The LOTTE Tower Building, 395-67 Shindaebang-Dong, Dongjak-Gu, Seoul, the Republic of Korea, and ZBB ENERGY CORPORATION (“ZBB”), a Wisconsin Corporation having its place of business at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin, USA.  ZBB are each a “Party” and together are the “Parties.”

WITNESSETH :

ZBB and LOTTE previously entered into a Collaboration Agreement dated April 13, 2011 for the joint development project on the V3 Zn-Br Chemical Flow Battery, which was completed December 31, 2012 (the “2011 Collaboration Agreement”).

LOTTE has identified energy storage as a priority business and desires continued strategic partnership in the chemical flow battery (CFB) business.

WHEREAS, LOTTE desires that ZBB is willing to develop and provide LOTTE with the Products, the specification for which shall be provided by LOTTE.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1: DEFINITION

For the purpose of this Agreement:

1.1. The term “Product” shall mean a 500kWh Zn-Br CFB system, which consists of a 500kWh Zn-Br CFB module, including the ECM software uniquely necessary to operate the module and the full STARAIO software that may be necessary for troubleshooting.

1.2. The term “Development” shall mean any and all work conducted by ZBB in accordance with the Project Plan provided in Article 3 hereof.

1.3. The term “Results” shall mean all preparation examples, techniques, technical data, inventions or any other technical information, whether patentable or not, to be made or acquired by ZBB as the results of the Development during the life of this Agreement.

1.4. “CFB” means Zinc Bromide (Zn-Br) chemical flow battery.

1.5. “Effective Date” means the date both Parties have executed this Agreement.

1.6. “Project Start Date” means January 1st, 2013.

1.7. “Intellectual Property” means patents and any information, data, designs, ideas, inventions, methods, processes, apparatus and equipment, material compositions, formulas, software, trade secrets, know-how, works of authorship and copyrightable materials, whether or not any of the foregoing are registered or registerable, applications for patents on any of the foregoing and all rights to apply to register any of the foregoing.

1.8. “Project Technology” means the Intellectual Property arising from this Project.

1.9. “Background Technology” means the Intellectual Property and Patent Rights owned, developed or acquired by a Party, as further described in Appendix B hereto or in Appendix B to the 2011 Collaboration Agreement, and any other Intellectual Property owned, developed or acquired by a Party or its Affiliates prior to the 2011 Collaboration Agreement.

1.10. “Project” means the Development of the Product.

1.11. “Project Term” means the period for performing the Project, as further defined in Article 10.1.

1.12. “Territory” means all global territories with the exception of China and the United States.

1.13. The following Appendices are made a part of this Agreement:

Appendix A – The Project Plan

Appendix B – Background Technology

Appendix C – Technical Information, including Know-How

Appendix D – Steering Committee Schedule

ARTICLE 2 :  CONTRACT DEVELOPMENT

2.1. LOTTE hereby contracts the Development to ZBB, and ZBB accepts such contract under the terms and conditions of this Agreement.

2.2. ZBB hereby represents and warrants that it has developed and acquired certain basic technologies relating to the Products and that it has, to its best knowledge, a sufficient capability to undertake and complete the Development required by LOTTE and contemplated hereunder.

2.3. ZBB agrees that, during the Project Term, ZBB shall not conduct a research program, licensing or enter into a joint venture for the Product with any other customer, supplier or partner in the energy storage business.

The final Product design package is the property of LOTTE and will be shared only between LOTTE and ZBB; provided that for the avoidance of doubt, sub-systems related to the Product, including but not limited to battery stacks, converters, pumps, and software, may be used by ZBB to create, modify, manufacture and sell other customer system designs except the original software unique to the Product developed during the Project. LOTTE has the right to internally utilize the final Product design package and unique project software with no further charge and including the sale of complete systems utilizing the final Product design package and including the unique project software. Product software is and will be owned and controlled by ZBB, provided that ZBB shall grant a sole license to LOTTE for the ECM software uniquely necessary to operate the Product and the full STARAIO software that may be necessary for troubleshooting.  At the request of LOTTE and at LOTTE’s expense, ZBB shall place software source code for the Product into a third party technology escrow, solely for the purpose of enabling LOTTE to access and use the source code for the support of the Product in the event of a ZBB bankruptcy.

2.4. The Parties shall establish a committee (“Steering Committee” of “SC”) to oversee the implementation, progress and results of the Project. Each Party shall appoint two (2) persons to the Steering Committee, one of which will be a business representative, one of which will be a person who has technical knowledge. The Steering Committee shall direct the Project Plan and may modify it to the extent necessary to complete the Project.  The Steering Committee shall meet as stipulated in Appendix D.

2.5. With respect to certain license rights provided to ZBB by GAS Technology Institute, in a License Agreement between those entities dated April 15, 2013 (“GTI License”), ZBB agrees to provide to LOTTE a royalty-bearing sublicense to the Zn-Br field of use as may be required for LOTTE to utilize GTI Technology, as defined in the GTI License, in the Product. The royalty due from LOTTE to ZBB shall not exceed [****]% of the “Gross Profit Margin” of the battery stack price used in the most recent sale to a third party. If no third party sales have occurred, it will not be paid.  LOTTE shall report royalties and pay ZBB on a monthly basis.  ZBB represents and warrants that it has the full and unencumbered right, power and authority to grant the sublicense to the Zn-Br field of use granted by ZBB to LOTTE. ZBB shall ensure LOTTE’s sublicense rights survive any termination of the GTI License.

2.6           The Parties will share all patent filing, prosecution and examination costs, any patent maintenance fees, and all other costs of procuring and maintaining such patents on an equal, 50-50 basis.  If either Party ceases to pay its share of such costs, its co-ownership rights shall pass to the other Party

ARTICLE 3: PROJECT PLAN

3.1. ZBB shall conduct the Development in accordance with the Project Plan as stipulated in Appendix A.

3.2 Any changes to the Project Plan must be mutually agreed to by both Parties in prior written approval of LOTTE.

3.3 In the event that ZBB fails to complete the Development for each stage within the period for the stage stipulated in Appendix A by force majeure or other cause, LOTTE and ZBB may negotiate the extension of the period for such stage and the successive schedule of the Development.

ARTICLE 4 : REPORT ON DEVELOPMENT

4.1. ZBB shall submit to LOTTE on a quarterly basis, a written report on ZBB’s Development for consideration at Steering Committee meeting. Should any schedule slippage be known by ZBB to have occurred, then a written notice of such slippage and the reasons therefor shall accompany the reports for purposes of the negotiation stipulated in the paragraph 3 of Article 3.

4.2. ZBB must supplement the submitted report with such final Results as acquired by ZBB in answer to the request of LOTTE. Said detailed report shall include information regarding the Development, the Results acquired by ZBB, regardless of whether patentable or not patentable, and technical estimates, and ZBB shall not knowingly conceal from LOTTE with respect to any significant part of the Development for any purpose or reason.

4.3 Whenever reasonably requested by LOTTE in writing, ZBB shall answer, in writing if so requested, any written question by LOTTE in connection with the Development and the Results.

4.4. Upon completion of the Project Plan, ZBB shall submit to LOTTE a written final report detailing the work carried out within 30 days after the completion of the Development, the Project Technology obtained and the performance test of 500 kWh Zn-Br CFB system at ZBB site.

4.5. ZBB shall deliver to LOTTE and set-up a 500kWh Zn-Br CFB system which includes a 500kWh Zn-Br CFB module, PCS (Power Conversion System), Transformer, System Communications and Data Reporting, and software (operational program such as full STARAIO and ECM test software). ZBB shall perform a commissioning test before the end of the Project.

ARTICLE 5 : TECHNICAL INSTRUCTION

5.1. Upon the written request of LOTTE, within 30 days after the completion of each stage of the Development, ZBB shall give necessary technical instruction, guidance and training to the LOTTE’s staff on the Results developed by ZBB during the period of each stage of the Development, subject to the terms and conditions to be agreed upon, case by case, between LOTTE and ZBB.

5.2. ZBB shall perform the Development with engineers and technicians that are qualified and that shall perform the Development according to applicable professional standards and with reasonable skill, care and diligence.

ARTICLE 6 : PROJECT  TECHNOLOGY

6.1. All non-patented Project Technology (including know-how and trade secrets in those instances where the Parties decide not to pursue patent protection) shall be considered jointly owned by the Parties

6.2. ZBB shall inform LOTTE of any patentable invention it has made or conceived in the course of carrying out the Project.

6.3. ZBB and LOTTE shall have the full right, title and interest in respect of Inventions as follows:

(a) Both Parties have joint ownership in Project Technology. Both Parties have the right to utilize the Project Technology with no charge

(b) Neither Party may license the Project Technology to any third party without the prior written permission of the other Party; provided that either Party retains the right to use contract manufacturers for the benefit of that Party.  Neither Party can license the design package for the Product to any third party without the other Party’s consent.

(c) Each Party must take appropriate measures to maintain with no less than a reasonable degree of care and diligence, the confidentiality of all information regarding the Project Technology in any agreements with third parties.  Each Party may disclose information regarding the Project Technology only to any of the subsidiaries, directors, employees, advisors, attorneys, consultants, contractors, or other agents thereof who are informed of its confidential nature and are legally or contractually restricted from disclosing such information under the terms at least as restrictive as those stated herein.

6.4. Notwithstanding Article 6.3 (b), (i) LOTTE has a right to license the Project Technology to LOTTE’s affiliates and (ii) ZBB has the right to license to any party the subsystem components such as power conversion system, transformer, battery stacks, system communications and data reporting and other software, each without the prior written permission of the other Party.

6.5. ZBB shall give training to LOTTE’s staff for technology transfer of the Project Technology developed by ZBB during the Project Term as specified in the Appendix A (Figure 3).

6.6. ZBB shall submit the possible patentable list among Project Technology to LOTTE after 12 months and 18 months from the Effective Date.  The Steering Committee shall decide which will be applied for a patent among the possible patentable list and which Party will proceed with patent application.  All Project Technology will be jointly filed with each Party as a co-assignee. ZBB shall work with LOTTE to file all patent applications approved by the SC and shall file at least one patent application within the Project Term.

ARTICLE 7 : PAYMENTS

7.1. In consideration of the Development conducted by ZBB, LOTTE agrees to pay a total fixed amount of THREE Million US Dollars ($3,000,000) to ZBB according to the following schedule:

(a) $2,250,000 paid in six equal ($375,000) payments in the following installments:

(1) $375,000: To be paid 20 days after the Effective Date

(2) $375,000: Upon ZBB’s delivery to LOTTE of the first quarterly report and after the first SC meeting (expected Feb. 2014)

(3) $375,000: Upon ZBB’s delivery to LOTTE of the second quarterly report and after the second SC meeting (expected May 2014)

(4) $375,000: Upon ZBB’s delivery to LOTTE of the third quarterly report and after the third SC meeting, which will include the initial design review (expected Aug. 2014)

(5) $375,000: (i) Upon ZBB’s delivery to LOTTE of the fourth quarterly report and after the fourth SC meeting and (ii) [****]% DC round trip EE on Stack at 31cycle (expected Nov. 2014)

(6) $175,000: Upon shipment of the Product.

(7) $ 200,000: Upon (i) ZBB’s delivery to LOTTE of its final report and after the fifth SC meeting (ii) Product performance at ZBB >[****]% DC round trip EE on 500kWh module DC bus at 11cycles, (iii) 500kWh Zn-Br CFB system set-up and finishing commissioning at LOTTE site, (iv) Product performance at LOTTE >[****]% DC round trip EE on 500kWh module DC bus at 11cycles, and (v) filing one patent application.

(b) $750,000 will be paid after ZBB’s delivery to LOTTE of an invoice to enable ZBB’s purchase of materials to be used in the Product as specified in Section 4.5.

(c) The foregoing structure of Project payments is illustrated in Appendix A (Figure 3).

(d) SC meetings will take place within the quarter specified in Section 2.4 and Article 4 above.

7.2. The sum for installment (a) shall not be paid by LOTTE if ZBB does not accomplish the stage target of Project Plan. But, in that event, Steering Committee shall decide whether to enter into the next step or not after checking if there are reasonable and corresponding results.

7.3. All payments due and payable under this Agreement shall be made in US Dollars and remitted to a bank account of ZBB reasonably designated by ZBB.

ARTICLE 8 : INFRINGEMENT

8.1. ZBB shall seek to avoid infringement of any intellectual property rights belonging to the third party so that LOTTE may manufacture, use and sell the Products, applying any Results of the Development, worldwide, except for China and the United States.

8.2. Should any of the Products manufactured by LOTTE or ZBB partially or totally infringe on any intellectual property rights belonging to the third party which shall make a claim against LOTTE for alleged infringement of such intellectual property rights, due to such Results of the Development, ZBB shall be responsible for the handling of the claim and LOTTE shall in no respect have any responsibility for the claim from such party, except for claims arising in China or the United States.

8.3  Notwithstanding the foregoing, ZBB will have no defense, indemnification or hold harmless obligation under this Article 8 for any claim to the extent it arises from (i) LOTTE’s use of the Product or Project Technology in a manner not authorized by the terms of Agreement; (ii) modification of the Product or Project Technology by anyone other than ZBB; (iii) combination of Product or the Project Technology with any other products, services, hardware, software, technology or other materials; (iv) failure by LOTTE to cease using the Product or Project Technology as requested by ZBB to avoid infringement, after ZBB notifies LOTTE of the potential infringement, subject to the process set forth below in Section 8.4.

8.4. From receipt of the notice described in Section 8.3(iv) above and for a period of 15 days thereafter, the Parties shall discuss the potential infringement matter and a strategy for handling the same.  If, at the end of such 15-day period, ZBB continues to believe in good faith that the Product or Project Technology is infringing the intellectual property rights of a third party, ZBB will have no defense, indemnification or hold harmless obligation under this Section 8 for any claim to the extent it arises from failure by LOTTE to cease using the Product or Project Technology following the end of such 15-day period.

8.5. In any action to enforce the Parties’ patent rights, the Parties must agree to file any such litigation.  Once the parties agree to file litigation, both Parties shall cooperate with each other in any such litigation, share equally in the costs of any such litigation and share equally in the recovery of any damages.

ARTICLE 9 : CONFIDENTIALITY

9.1. Each Party agrees to maintain the confidentiality of all information relating to the Development and the Results developed by ZBB and the existence and contents of this Agreement.

9.2. Each Party also agrees not to communicate or disclose, directly or indirectly to any third party, except any of the subsidiaries, directors, employees, advisors, attorneys, consultants, contractors, or other agents thereof who are informed of its confidential nature and are legally or contractually restricted from disclosing such information under the terms at least as restrictive as those stated herein, without the prior written consent of the other Party, any information relating to the Development and the Results. The obligations set forth herein shall survive any termination of this Agreement.

9.3. Each Party further agrees not to use the Development and Results in any manner except as contemplated under the terms of this Agreement.

9.4. Each Party further agrees that monetary damages may be inadequate to compensate the other Party for any breach of its confidentiality obligations set forth herein. Accordingly, the breaching Party agrees and acknowledges that any such breach or threatened breach may cause irreparable injury to the non-breaching party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, non-breaching party may be entitled to obtain injunctive relief against the threatened breach or the continuation of any actual breach.

ARTICLE 10 : TERM AND TERMINATION

10.1. The Project Term shall be effective as of the Project Start Date and shall continue for 24 months after the Effective Date and can renew for an additional period upon mutual written agreement, unless earlier terminated by mutual written agreement of the Parties or as otherwise provided herein.

Thereafter, the Steering Committee shall meet to determine if the Project should be extended, and define the scope of any such extension.  Any recommendation to further extend the Project will be presented to authorized management of the Parties and must be approved in writing before the Project may be further extended.

10.2 (a) LOTTE may, on 30 days’ prior written notice given to ZBB at any time during the period of this Agreement, terminate this Agreement in the event that (i) ZBB does not commence the Development of the each stage within 90 days of the beginning day decided hereunder by any causes whatsoever attributable to its negligence, and does not submit to LOTTE any reports stipulated in Article 4 or commits any breach of other provisions of this Agreement; (ii) ZBB breaches its obligations of the confidentiality hereunder, and discloses, transfers, assigns or otherwise disposes of the Results to any third parties without the prior written consent of LOTTE; or (iii) ZBB breaches its other material obligations hereunder.

(b) ZBB may, on 30 days’ prior written notice given to LOTTE at any time during the term of this Agreement, terminate this Agreement in the event LOTTE does not make any payments due and payable hereunder for the reasons attributable to LOTTE, breaches its obligations of the confidentiality hereunder, and discloses, transfers, assigns or otherwise disposes of the Results to any third parties without the prior written consent of ZBB; or (iii) LOTTE breaches its other material obligations hereunder.

For the purposes of this paragraph, the said 30 day period shall commence from the date the notice is received by LOTTE or the ZBB, as the case may be, and such notice shall contain a statement setting forth the reasons for terminating this Agreement. The Party receiving said notice may, within said 30 day period, remedy such breach or other basis for terminating this Agreement as stated in said notice, in which event such termination will not become effective.

(c) This Agreement shall terminate immediately and without any prior written notice if ZBB or LOTTE becomes dissolved, insolvent or bankrupt, or enters into or becomes involved in a similar proceeding. In that case, Project Technology developed before termination shall be jointly owned by ZBB and LOTTE. In case of the termination stipulated in this Section 10.2(c), the rights granted to LOTTE to the Project Technology shall be deemed licenses of “intellectual property” for purposes of the United States Code, Title 11, Section 365(n). In the event of ZBB’s bankruptcy and a subsequent rejection or disclaimer of this Agreement, or the license rights granted herein, by a bankruptcy trustee or by ZBB as a debtor in possession, whether under the law of the United States, or in the event of a similar action under applicable law, LOTTE may elect to retain its license rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

10.3 Even after the expiration of this Agreement, if so requested by LOTTE, ZBB agrees to provide assistance and service to LOTTE if problems relating to the Results occur. The detailed terms and conditions in connection with such assistance and service shall be discussed and determined separately at that time, and ZBB shall be entitled to reasonable compensation for such assistance and service.

10.4. Article 1, 6, 8, 9, 12, 15, 16 and 19 shall be survived after termination and expiration of this Agreement.

ARTICLE 11 : NOTICE

Any notice required or permitted to be given hereunder shall be in writing, and may be given by personal delivery, registered airmail, postage prepaid and return receipt requested, or by facsimile or email at the address as follows or at such other address or number as may be provided in writing by either Party.

If to ZBB:

ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin 53051
Attention: Dan Nordloh

If to LOTTE:

LOTTE Chemical Corporation
24-1, Jang-Dong
Yuseong-Gu
Daejeon, 305-726 Korea

With a copy, for matters relating to legal issues, to:

LOTTE Chemical Corporation
The LOTTE Tower Building
395-67 Shindaebang-Dong
Dongjak-Gu
Seoul, 156-711 Korea

ARTICLE 12 : ARBITRATION

All disputes, controversies or differences which may arise between the Parties hereto, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration in Singapore unless otherwise agreed to in writing by the parties. The award rendered by the arbitrator(s) shall be final and binding upon both the Parties. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of The Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause.  The arbitration shall be held and conducted in accordance with the following terms: (i) the language to be used in the arbitration shall be English (ii) the tribunal shall consist of a sole arbitrator; and (iii) the governing law shall be that of the state of Delaware, United States, as provided in Article 16.

The award rendered by arbitrator(s) shall be final and binding upon both Parties and judgment thereon may be entered in any court of competent jurisdiction.

ARTICLE 13 : NON-WAIVER

The failure of either Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or the right of the Party thereafter to enforce each and every provision.

ARTICLE 14 : FORCE MAJEURE

Either Party shall not be liable to the other Party for failure or delay in performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riot, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, or other similar or different contingencies beyond its reasonable control of the respective Parties.

ARTICLE 15 : ASSIGNMENT

Neither Party shall assign this Agreement including any of its rights and obligations arising from this Agreement and assign all or any of Project Technology under this Agreement without the prior written consent of the other Party.  Notwithstanding this provision, either Party (“Assignor”) may assign this Agreement, all or any of Project Technology and all or any of its rights and/or obligations to its parent company that controls that Party, to an affiliate of such parent company, or to a third party that acquires more than fifty percent (50%) of its shares or substantially all of the Party’s assets (“Permitted Assignee”), without the written consent of the other Party, provided that prior to any such assignment the Permitted Assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

ARTICLE 16 : GOVERNING LAW

The validity and interpretation of this Agreement and each clause and part hereof shall be governed by the laws of the State of Delaware, United States, without reference to is conflict of laws provisions.

ARTICLE 17 : AMENDMENTS

No amendment or supplement hereof shall be effective or binding on either Party hereto unless reduced to writing and executed by the duly authorized representatives of Parties hereto.

ARTICLE 18 : LANGUAGE

The language to be used in rendering reports including technical information furnished to LOTTE by ZBB under this Agreement shall be English.

ARTICLE 19 : SUPPLY AGREEMENT; CHANGE OF CONTROL

19.1. As soon as practicable following the execution of this Agreement, ZBB and LOTTE agree to negotiate in good faith and enter into a supply agreement, pursuant to which LOTTE will agree to be the primary manufacturer of the Product on behalf of ZBB (the “Supply Agreement”).

19.2. As to ZBB, “Change of Control” means a change of control of ZBB, where the acquiring company has its headquarters in the Territory.

19.3. In the event ZBB becomes aware of a possible Change of Control of ZBB, ZBB shall give LOTTE 30 days’ notice in writing.  Upon a Change of Control, automatically (a) ZBB shall relinquish its rights to manufacture the Product as of the date of closing of the acquisition of ZBB by the acquiring company, and (b) the acquiring company shall have no right to manufacture the Product.

19.4. During the 30-day notice period set forth in Section 19.3, LOTTE shall have an option to enter into a supply agreement with ZBB or the acquiring company for fulfilling any orders of ZBB currently in backlog or required by any existing agreements of ZBB at the time of ZBB’s notice to LOTTE.  If LOTTE and ZBB or the acquiring company are unable to timely enter into a supply agreement, ZBB or the acquiring company shall have the right to fulfill any and all such orders, subject to payment by ZBB to LOTTE of [****]% of the “Gross Profit Margin” of the Product price as sold to third parties.

AS WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in duplicate original on the dates specified below and intend this Agreement to be effective as of the Effective Date set forth on the first page of this Agreement.

LOTTE Chemical Corporation	ZBB Energy Corporation

By: /s/ D. W. Lee	By: /s/ Eric C. Apfelbach
Name: Dong Woo Lee	Name: Eric Apfelbach
Title: Chief Research Director	Title: President & CEO
Signature Date: December 16, 2013	Signature Date: December 16, 2013

[Note: Effective Date is defined on the first page.]